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                                                                     EXHIBIT 4.2

                              OFFICERS' CERTIFICATE

                  The undersigned, Raymond Sadowski and David R. Birk, do hereby certify on behalf of AVNET, INC., a New York corporation ("AVNET" or the "COMPANY"), that they are the duly appointed Senior Vice President and Chief Financial Officer, and Senior Vice President and General Counsel, respectively, of the Company. Each of the undersigned also hereby certifies on behalf of the Company, pursuant to the Indenture, dated as of March 5, 2004, between the J.P. Morgan Trust Company, National Association, as Trustee (the "INDENTURE"), that:

                  A. Pursuant to the authorizations granted by resolutions duly adopted by the Board of Directors on July 8, 2003 and the Finance Committee of the Company on February 12, 2004, a series of Securities (as defined in the Indenture) to be issued under the Indenture has been established (the "DEBENTURES"). The Debentures shall have the following terms (defined terms used herein and not otherwise defined herein have the meanings set forth in the Indenture):

                  (1) The Debentures shall constitute a series of Securities having the title "2% Convertible Senior Debentures due 2034."

                  (2) The aggregate principal amount of Debentures that may be authenticated and delivered under the Indenture (except for Debentures authenticated and delivered upon transfer of, or in exchange for, or in lieu of, other Debentures pursuant to Sections 304, 305, 306, 906, 1107 or 1305 of the Indenture) shall be $300,000,000.

                  (3) The entire principal of the Debentures shall be due on March 15, 2034 (the "STATED MATURITY") (unless earlier converted, redeemed or purchased by the Company).

                  (4) (A) The unpaid principal amount of the Debentures shall bear Interest at the rate of 2% per annum, until paid or duly provided for, and such Interest shall accrue from March 5, 2004 or from the most recent Interest Payment Date to which Interest has been paid or duly provided for. Except as provided herein, Interest shall be paid semi-annually in arrears on each March 15 and September 15 (the "INTEREST PAYMENT DATES"), commencing September 15, 2004, to the Person or Persons in whose name the Debentures are registered on the preceding March 1 (in the case of interest payable on March 15) and September 1 (in the case of interest payable on September 15) (each a "REGULAR RECORD DATE").

                  Payments of Interest on the Debentures shall include Interest accrued to but excluding the respective Interest Payment Dates, Redemption Date, Purchase Date or Fundamental Change Purchase Date, as the case may be; provided, however, that in the case of a Redemption Date that occurs after a Regular Record Date and prior to the corresponding Interest Payment Date, the Company shall pay the full amount of accrued and unpaid Interest to such Interest Payment Date to the Holder on the corresponding Redemption Date. Payments of Interest for the Debentures shall be computed and paid on the basis of a 360-day year comprised of twelve 30-day months. If any Interest Payment Date (other than an Interest Payment Date coinciding with the Stated Maturity or earlier Redemption Date, Purchase Date or Fundamental Change Purchase Date) of a Debenture

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         falls on a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, provided that, if such Business Day falls in the next succeeding calendar month, the Interest Payment Date will be brought forward to the immediately preceding Business Day. If the Stated Maturity, Redemption Date, Purchase Date or Fundamental Change Purchase Date of a Debenture would fall on a day that is not a Business Day, the required payment of Interest, if any, and principal will be made on the next succeeding Business Day and no Interest on such payment will accrue for the period from and after the Stated Maturity, Redemption Date or Purchase Date or Fundamental Change Purchase Date to such next succeeding Business Day.

                  Beginning with the period commencing on March 20, 2009 and ending on September 14, 2009, and for each of the six-month periods thereafter commencing on September 15, 2009, the Company shall pay contingent interest ("CONTINGENT INTEREST") on the Interest Payment Date for the applicable interest period if the average Trading Price (as defined below) of the Debentures during the five Trading Days ended on the third day immediately preceding the first day of the applicable interest period equals or exceeds 120% of the principal amount of the Debentures. On any Interest Payment Date when Contingent Interest shall be payable, the Contingent Interest payable per $1,000 principal amount of Debentures will equal 0.25% per year of the average Trading Price of such $1,000 principal amount of Debentures during the applicable five Trading Day reference period, payable in arrears. The Company shall notify the Holders of the Debentures press release or otherwise upon a determination that they will be entitled to receive Contingent Interest with respect to any six-month interest period. The Company shall also cause notice to be mailed to the Trustee on or prior to twenty (20) days following any such determination.

                  The "TRADING PRICE" of the Debentures on any date of determination means the average of the secondary bid quotations per Debenture obtained by the Calculation Agent, which initially will be the Trustee, for $5.0 million aggregate principal amount of Debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers the Company selects, provided that if:

                           (a) three such bids cannot reasonably be obtained by
                  the Calculation Agent, but two such bids are obtained, then the average of the two bids shall be used; and

                           (b) if only one such bid can reasonably be obtained
                  by the Calculation Agent, that one bid shall be used;

         provided that if in the Company's reasonable judgment, the bid quotations are not indicative of the secondary market value of the Debentures, then the "Trading Price" of the Debentures on any date of determination will equal (1) the applicable conversion rate of the debentures as of such determination date multiplied by (2) the average last reported sale price of the Company's common stock, par value $1.00 per share, (the "COMMON STOCK") on the five trading days ending on such determination date.

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                  (B) Original Issue Discount. (a) The Company and the Trustee
on behalf of the Holders agrees, and each Holder and any beneficial holder of a Debenture by its purchase of a Debenture agrees (in the absence of administrative pronouncement or judicial ruling to the contrary):

                           (1) to treat the Debentures as indebtedness of the Company for all United States federal income tax purposes;

                           (2) to treat the Debentures as debt instruments that are subject to Treasury Regulation section 1.1275-4(b); and

                           (3) to treat the delivery of Common Stock or cash (including cash delivered in lieu of a fractional share) to a Holder of a Debenture upon conversion of such Debenture, or upon a purchase of such Debenture by the Company at the option of the Holder of a Debenture where the Company makes a payment in cash (including cash paid in lieu of a fractional share), as a contingent payment (in an amount equal to the sum of the Fair Market Value of such Common Stock and any cash received) under Treasury Regulation section 1.1275-4(b).

                  (b) Solely for purposes of applying Treasury Regulation
         section 1.1275-4 to the Debentures:

                           (1) for United States federal income tax purposes, the Company shall accrue Interest with respect to outstanding Debentures as original issue discount according to the "noncontingent bond method," as set forth in Treasury Regulation section 1.1275-4(b) using a comparable yield of 7.875%, compounded semiannually, and the projected payment schedule referred to below;

                           (2) the Company shall file with the Trustee promptly at the end of each calendar year (A) a written notice specifying the amount of original issue discount for United States federal income tax purposes accrued on outstanding Debentures as of the end of such year and (B) such other specific information relating to such original issue discount that the Company determines to be relevant under the Internal Revenue Code of 1986, as amended from time to time, including the amount of any adjustment made under the noncontingent bond method to account for the amount of any difference between the amount of an actual payment and the amount of a projected payment; and the Company acknowledges and agrees, and each Holder and any beneficial holder of a Debenture, by its purchase of a Debenture shall be deemed to acknowledge and agree, that (A) the comparable yield and the projected payment schedule are determined on the basis of an assumption of linear growth of stock price, (B) the comparable yield and the projected payment schedule are not determined for any purpose other than for the purpose of applying Treasury Regulation section 1.1275-4(b)(4) to the Debenture, (C) the

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                  comparable yield and the projected payment schedule do not constitute a projection or representation regarding the actual amounts payable on the Debentures, and (D) the Company's application of Treasury Regulation section 1.1275-4(b) shall be binding on each Holder and any beneficial holder of a Debenture, including the Company's determination of the comparable yield and the projected payment schedule. A Holder of Debentures may obtain the amount of original issue discount, issue date, yield to maturity, comparable yield and projected payment schedule by submitting a written request for it to the Trustee at the Trustee's address specified in paragraph (6). The Company, upon the request of the Trustee, shall provide to the Trustee the amount of original issue discount, issue date, yield to maturity, comparable yield and projected payment schedule.

         (5) The place of payment, conversion, registration of transfer and exchange for the Debentures shall be at the Company's office or agency in the Borough of Manhattan, The City of New York, which initially shall be the designated corporate trust office of the Trustee currently located at GIS Unit Trust Window, 4 New York Plaza, 1st Floor, New York, New York 10004, Attention:
Institutional Trust Services (the "CORPORATE TRUST OFFICE"). So long as the Debentures are in the form of registered Global Debentures, the Company agrees that payments of Interest on, and any portion of the principal of, the Debentures shall be made by Trustee, acting as the Paying Agent, upon receipt from the Company of immediately available funds, directly to the DTC (by federal funds wire transfer).

         (6) (A) Prior to March 20, 2009, the Debentures will not be redeemable at the Company's option. Beginning on March 20, 2009, the Company, at its option, may redeem the Debentures in accordance with the provisions of Section 5 of the Debentures in cash at any time as a whole, or from time to time in part, at a redemption price (the "REDEMPTION PRICE") equal to 100% of the principal amount of the Debentures redeemed plus accrued and unpaid Interest, if any, on the Debentures redeemed to (but excluding) the Redemption Date. If the Company elects to redeem Debentures pursuant to Section 5 of the Debentures, it shall notify the Trustee in writing of the Redemption Date, the principal amount of Debentures to be redeemed and the Redemption Price.

         The Company shall give the notice to the Trustee provided for in this paragraph (6)(A) by a Company Order, at least 30 days (or if the Trustee is to give notice at the request of the Company, 45 days) but not more than 60 days before the Redemption Date (unless a shorter notice shall be satisfactory to the Trustee). Debentures called for redemption may be surrendered for conversion from the date of notice of the redemption until the close of business on the Business Day immediately preceding the Redemption

         (B) If less than all of the Debentures are to be redeemed, unless the procedures of the DTC provide otherwise, the Trustee shall select the Debentures to be redeemed by lot or on a pro rata basis. The Trustee shall make the selection within five Business Days after it receives the notice provided for in paragraph (6)(A) from outstanding Debentures not previously called for redemption. The Trustee may select for redemption portions of the principal amount of Debentures that have denominations larger than $1,000.

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         Debentures and portions of Debentures that the Trustee selects shall be in principal amounts of $1,000 or an integral multiple of $1,000. Provisions of this Indenture that apply to Debentures called for redemption also apply to portions of Debentures called for redemption. The Trustee shall notify the Company promptly of the Debentures or portions of the Debentures to be redeemed. Debentures and portions of Debentures that are to be redeemed are convertible, pursuant to paragraph 23(A)(c), by the Holder until the close of business on the Business Day prior to the Redemption Date. If any Debenture selected for partial redemption is converted in part before termination of the conversion right with respect to the portion of the Debentures selected, the converted portion of such Debentures shall be deemed (so far as may be) to be the portion selected for redemption. Debentures that have been converted during a selection of Debentures to be redeemed may be treated by the Trustee as outstanding for the purpose of such selection.

         (C) At least 30 days but not more than 60 days before a Redemption Date, the Company shall mail a notice of redemption by first-class mail, postage prepaid, to each Holder of Debentures to be redeemed. The notice shall identify the Debentures to be redeemed and shall state: (i) the Redemption Date; (ii) the Redemption Price; (3) the Conversion Rate; (iv) the name and address of the Paying Agent and Conversion Agent; (v) that Debentures called for redemption may be converted at any time before the close of business on the Business Day prior to the Redemption Date; (vi) that Holders who want to convert their Debentures must satisfy the requirements set forth in Section 7 of the Debentures; (vii) that Debentures called for redemption must be surrendered to the Paying Agent to collect the Redemption Price; (viii) if fewer than all of the outstanding Debentures are to be redeemed, the certificate numbers, if any, and principal amounts of the particular Debentures to be redeemed; (ix) that, unless the Company defaults in making payment of such Redemption Price and Interest, if any, on Debentures called for redemption will cease to accrue on and after the Redemption Date; and (x) the CUSIP number(s) of the Debentures.

         At the Company's request, the Trustee shall give the notice of redemption in the Company's name and at the Company's expense, provided that the Company makes such request at least seven Business Days (or such shorter period as may be satisfactory to the Trustee) prior to the date by which such notice of redemption must be given to Holders in accordance with this paragraph (6)(C).

         (D) Once notice of redemption is given, Debentures called for redemption become due and payable on the Redemption Date and at the Redemption Price stated in the notice except for Debentures which are converted in accordance with the terms of the Indenture. Upon surrender to the Paying Agent, such Debentures shall be paid at the Redemption Price stated in the notice.

         (E) Prior to 10:00 a.m. (New York City time), on the Redemption Date, the Company shall deposit with the Paying Agent (or if the Company or a Subsidiary or an Affiliate of either of them is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the Redemption Price of all Debentures to be redeemed on that date other than Debentures or portions of Debentures called for redemption which on or prior

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thereto have been delivered by the Company to the Trustee for cancellation or have been converted. The Paying Agent shall as promptly as practicable return to the Company any money not required for that purpose because of conversion of Debentures pursuant to paragraph 23 hereof. If such money is then held by the Company in trust and is not required for such purpose it shall be discharged from such trust.

         If money sufficient to pay the Redemption Price of all Debentures (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent prior to 10:00 a.m. (New York City time) on the Redemption Date, immediately on and after such Redemption Date, Interest, if any, will cease to accrue on such Debentures or portions thereof. Once notice of redemption is given, Debentures called for redemption become due and payable on the Redemption Date and at the Redemption Price stated in the notice except for Debentures which are converted in accordance with the terms of the Indenture. Upon surrender to the Paying Agent, such Debentures shall be paid at the Redemption Price stated in the notice.

         (7) The Debentures shall be subject to purchase by the Company at the option of any Holder thereof, on each Purchase Date and upon a Fundamental Change (each as defined below). The Debentures shall not have the benefit of any sinking fund.

                  (A) Purchase of Debentures by the Company at Option of the Holder. Debentures shall be purchased by the Company, in cash, pursuant to
Section 6 of the Debenture at the option of the Holder on March 15, 2009, March 15, 2014, March 15, 2019, March 15, 2024 and March 15, 2029 (each, a "PURCHASE
DATE"), at a purchase price equal to 100% of the principal amount of those Debentures, plus accrued and unpaid Interest, if any, on those Debentures, to (but excluding) such Purchase Date (the "PURCHASE PRICE"). At least 20 Business Days prior to each Purchase Date, the Company or the Trustee (at the Company's request and expense) shall notify the Holders of the Debentures of their purchase right, the relevant Purchase Date and the purchase procedures. Purchases of Debentures hereunder shall be made, at the option of the Holder thereof, upon:

                  (a) delivery to the Paying Agent by the Holder of a written notice of purchase (a "PURCHASE NOTICE") during the period beginning at any time from the opening of business on the date that is 20 Business Days prior to the relevant Purchase Date until the close of business on the Business Day prior to such Purchase Date stating:

                           (1) the certificate number of the Debenture which the Holder will deliver to be purchased or the appropriate DTC procedures if Certificated Debentures have not been issued for such Debenture,

                           (2) the portion of the principal amount of the Debenture which the Holder will deliver to be purchased, which portion must be in principal amounts of $1,000 or an integral multiple of $1,000, and

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                           (3)      that such Debenture shall be purchased by
                  the Company as of the Purchase Date pursuant to the terms and conditions specified in Section 6 of the Debenture and in the Indenture; and

                  (b) delivery of such Debenture to the Paying Agent at any time after delivery of the Purchase Notice (together with all necessary endorsements) at the offices of the Paying Agent, such delivery being a condition to receipt by the Holder of the Purchase Price therefor; provided, however, that such Purchase Price shall be so paid pursuant to this paragraph 7(A) only if the Debenture so delivered to the Paying Agent shall conform in all respects to the description thereof in the related Purchase Notice.

         The Company shall purchase from the Holder thereof, pursuant to this paragraph 7(A), such portion of a Debenture, if the principal amount of such portion is $1,000 or an integral multiple of $1,000. Provisions of the Indenture that apply to the purchase of all of a Debenture also apply to the purchase of such portion of such Debenture.

         Any purchase by the Company contemplated pursuant to the provisions of this paragraph 7(A) shall be consummated by the delivery of the consideration to be received by the Holder promptly following the later of the Purchase Date and the date the Debentures are delivered to, and received by, the Paying Agent. Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Purchase Notice contemplated by this paragraph 7(A) shall have the right to withdraw such Purchase Notice at any time prior to the close of business on the Business Day immediately prior to the Purchase Date by delivery of a written notice of withdrawal to the Paying Agent in accordance with paragraph 7(C).

         The Paying Agent shall promptly notify the Company of the receipt by it of any Purchase Notice or written notice of withdrawal thereof.

                  (B) Purchase of Debentures at Option of the Holder upon a Fundamental Change. (a) (i) If a Fundamental Change occurs (subject to certain exceptions set forth below), the Debentures not previously called for redemption pursuant to paragraph 6 or purchased by the Company shall be purchased by the Company, in cash, at the option of the Holder thereof, at a purchase price equal to 100% of the principal amount of those Debentures, plus accrued and unpaid Interest, if any, on those Debentures to (but excluding) the Fundamental Change Purchase Date (the "FUNDAMENTAL CHANGE PURCHASE PRICE"), as of the date that is no later than 25 Business Days after the date of the notice of Fundamental Change mailed by the Company pursuant to paragraph 7B(b) (the "FUNDAMENTAL CHANGE PURCHASE DATE"), subject to satisfaction by or on behalf of the Holder of the requirements set forth in paragraph 7B(c); provided that, if the Fundamental Change Purchase Date is after a Record Date and before the next succeeding Interest Payment Date, accrued and unpaid Interest, if any, on those Debentures shall be paid to the Holder as of that Regular Record Date.

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                  (ii) Notwithstanding the provisions of paragraph 7(B)(a)(i), the Company shall not be required to purchase the Debentures of the Holders upon a Fundamental Change pursuant to this paragraph 7(B) if:

                           (1) the Closing Price per share of Common Stock for any five Trading Days within the period of 10 consecutive Trading Days (x) ending immediately after the later of the Fundamental Change or the public announcement of the Fundamental Change in the case of a Fundamental Change set forth under clauses (1) or (2) of the definition of Fundamental Change, or (y) ending immediately before the Fundamental Change in the case of a Fundamental Change set forth under clause (3) of the definition of Fundamental Change, equals or exceeds 105% of the Conversion Price of the Debentures in effect on each of those five Trading Days; or

                           (2) at least 90% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights) constituting a Fundamental Change consists of shares of common stock, ordinary shares or American Depositary Shares traded or to be traded immediately following a Fundamental Change on a national securities exchange or the Nasdaq National Market, and, as a result of the transaction or transactions, the Debentures become convertible into that common stock, ordinary shares or American Depositary Shares (and any rights attached thereto).

         For the purposes of this paragraph 7(B), (x) whether a person is a "BENEFICIAL OWNER" shall be determined in accordance with Rule 13d-3 under the Exchange Act and (y) the term "PERSON" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

         (b) No later than 15 days after the occurrence of a Fundamental Change, the Company shall mail a written notice of the Fundamental Change by first class mail to the Trustee, the Paying Agent and to each Holder (and to beneficial owners as required by applicable law). The notice shall include a form of Fundamental Change Purchase Notice to be completed by the Holder and shall state: (i) briefly, the events causing a Fundamental Change and the date of such Fundamental Change; (ii) the date by which the Fundamental Change Purchase Notice pursuant to this paragraph 7(B) must be delivered to the Paying Agent in order for a Holder to exercise the purchase rights; (iii) the Fundamental Change Purchase Date; (iv) the Fundamental Change Purchase Price; (v) the name and address of the Paying Agent and the Conversion Agent; (vi) the Conversion Rate;
(vii) that the Debentures as to which a Fundamental Change Purchase Notice has been given may be converted if they are otherwise convertible pursuant to paragraph 23 hereof only if the Fundamental Change Purchase Notice has been withdrawn in accordance with the terms of the Indenture; (viii) that the Debentures must be surrendered to the Paying Agent to collect payment; (ix) that the Fundamental Change Purchase Price for any Debenture as to which a Fundamental Change Purchase Notice has been duly given and not withdrawn will be paid promptly following the later of the Fundamental Change Purchase Date and the time of surrender of such Debenture as

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described in clause (viii); (x) briefly, the procedures the Holder must follow to exercise rights under this paragraph 7(B); (xi) briefly, the conversion rights, if any, on the Debentures; (xii) the procedures for withdrawing a Fundamental Change Purchase Notice; (xiii) that, unless the Company defaults in making payment of such Fundamental Change Purchase Price, Interest on Debentures surrendered for purchase by the Company will cease to accrue on and after the Fundamental Change Purchase Date; and (xiv) the CUSIP number(s) of the Debentures.

         (c) A Holder may exercise its rights specified in paragraph 7(B)(a) upon delivery of a written notice of purchase (a "FUNDAMENTAL CHANGE PURCHASE NOTICE") to the Paying Agent at any time on or prior to the close of business on the Fundamental Change Purchase Date stating: (i) the certificate number of the Debenture which the Holder will deliver to be purchased or the appropriate DTC procedures if Certificated Debentures have not been issued; (ii) the portion of the principal amount of the Debenture which the Holder will deliver to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and
(iii) that such Debenture shall be purchased pursuant to the terms and conditions specified in Section 6 of the Debenture and in the Indenture.

         The delivery of such Debentures, duly endorsed for transfer, to the Paying Agent with the Fundamental Change Purchase Notice (together with all necessary endorsements) at the offices of the Paying Agent shall be a condition to the receipt by the Holder of the Fundamental Change Purchase Price therefor; provided, however, that such Fundamental Change Purchase Price shall be so paid pursuant to this paragraph 7(B) and paragraph 7(C) only if the Debentures so delivered to the Paying Agent shall conform in all respects to the description thereof set forth in the related Fundamental Change Purchase Notice.

         The Company shall purchase from the Holder thereof, pursuant to this paragraph 7(B), a portion of a Debenture if the principal amount of such portion is $1,000 or an integral multiple of $1,000. Provisions of the Indenture that apply to the purchase of all of a Debenture also apply to the purchase of such portion of such Debenture.

         Any purchase by the Company contemplated pursuant to the provisions of this paragraph 7(B) shall be consummated by the delivery of the consideration to be received by the Holder on the Fundamental Change Purchase Date.

         Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Fundamental Change Purchase Notice contemplated by this paragraph 7(B)(c) shall have the right to withdraw such Fundamental Change Purchase Notice at any time prior to the close of business on the Fundamental Change Purchase Date by delivery of a written notice of withdrawal to the Paying Agent in accordance with paragraph 7(C).

         The Paying Agent shall promptly notify the Company of the receipt by it of any Fundamental Change Purchase Notice or written withdrawal thereof.

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                           (C) Effect of Purchase Notice or Fundamental Change
Purchase Notice. (a) Upon receipt by the Paying Agent of the Purchase Notice or Fundamental Change Purchase Notice specified in paragraph 7(A)(a) or 7(B)(c), as applicable,, the Holder of the Debenture in respect of which such Purchase Notice or Fundamental Change Purchase Notice, as the case may be, was given shall (unless such Purchase Notice or Fundamental Change Purchase Notice, as the case may be, is withdrawn as specified in the following two paragraphs) thereafter be entitled solely to receive the Purchase Price or Fundamental Change Purchase Price, as the case may be, with respect to such Debenture. Such Purchase Price or Fundamental Change Purchase Price shall be paid to such Holder promptly following the later of (x) the Purchase Date or the Fundamental Change Purchase Date, as the case may be, with respect to such Debentures (provided the conditions in paragraph 7(A)(a) or 7(B)(c), as applicable, have been satisfied) and (y) the time of delivery of such Debenture to the Paying Agent by the Holder thereof in the manner required by paragraph 7(A) or 7(B)(c), as applicable. Debentures in respect of which a Purchase Notice or Fundamental Change Purchase Notice has been given by the Holder thereof may not be converted pursuant to paragraph 23 hereof on or after the date of the delivery of such Purchase Notice or Fundamental Change Purchase Notice unless such Purchase Notice or Fundamental Change Purchase Notice has first been validly withdrawn as specified in the following two paragraphs.

         (b) A Purchase Notice or Fundamental Change Purchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the office of the Paying Agent in accordance with the Purchase Notice or Fundamental Change Purchase Notice, as the case may be, at any time prior to the close of business on the Business Day immediately preceding the Purchase Date or prior to the close of business on the Fundamental Change Purchase Date, as the case may be, specifying: (i) the certificate number, if any, of the Debenture in respect of which such notice of withdrawal is being submitted, (ii) the principal amount of the Debenture with respect to which such notice of withdrawal is being submitted, and (iii) the principal amount, if any, of such Debenture which remains subject to the original Purchase Notice or Fundamental Change Purchase Notice, as the case may be, and which has been or will be delivered for purchase by the Company.

         (c) There shall be no purchase of any Debentures pursuant to paragraph 7(A) or 7(B) if there has occurred (prior to, on or after, as the case may be, the giving, by the Holders of such Debentures, of the required Purchase Notice or Fundamental Change Purchase Notice, as the case may be) and is continuing an Event of Default (other than a default in the payment of the Purchase Price or Fundamental Change Purchase Price, as the case may be, with respect to such Debentures). The Paying Agent will promptly return to the respective Holders thereof any Debentures (x) with respect to which a Purchase Notice or Fundamental Change Purchase Notice, as the case may be, has been withdrawn in compliance with the Indenture, or (y) held by it during the continuance of an Event of Default (other than a default in the payment of the Purchase Price or Fundamental Change Purchase Price, as the case may be, with respect to such Debentures) in which case, upon such return, the Purchase Notice or Fundamental Change Purchase Notice with respect thereto shall be deemed to have been withdrawn.

                  (D) Deposit of Purchase Price or Fundamental Change Purchase Price. On or prior to 10:00 a.m. (New York City time) on the Purchase Date or the Fundamental Change Purchase Date, as the case may be, the Company shall deposit with the Trustee or with the Paying Agent (or, if the Company or a Subsidiary or an Affiliate of either of them is acting as the Paying Agent, shall segregate and hold in trust as provided in Section 1003 of the Indenture) an amount of cash (in immediately available funds if deposited on such Business
Day), sufficient to pay the aggregate Purchase Price or Fundamental Change Purchase Price, as the case may be, of all the Debentures or portions thereof which are to be purchased as of the Purchase Date or Fundamental Change Purchase Date, as the case may be. Upon such deposit and immediately after the Purchase Date or Fundamental Change Purchase Date, as the case may be, (i) such Debentures shall cease to be outstanding and Interest on such Debentures will cease to accrue, whether or not such Debentures are delivered to the Paying Agent for payment and (ii) all other rights under the Indenture of Holders of such Debentures shall terminate, other than the right to receive the Purchase Price or the Fundamental Change Purchase Price, as the case may be, in accordance with the provisions of the Indenture.

                  (E) Debentures Purchased in Part. Any Certificated Debenture which is to be purchased only in part shall be surrendered at the office of the Paying Agent (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or such Holder's attorney duly authorized in writing) and the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Debenture, without service charge, a new Debentures or Debentures, of any authorized denomination as requested by such Holder in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Debenture so surrendered which is not purchased.

                  (F) Covenant to Comply with Securities Laws upon Purchase of Debentures. When complying with the provisions of paragraph 7(A) or 7(B) hereof (provided that such offer or purchase constitutes an "ISSUER TENDER OFFER" for purposes of Rule 13e-4 (which term, as used herein, includes any successor provision thereto) under the Exchange Act at the time of such offer or purchase), and subject to any exemptions available under applicable law, the Company shall to the extent applicable at such time (i) comply with Rule 13e-4 and Rule 14e-1 (or any successor provision) under the Exchange Act, (ii) file the related Schedule TO (or any successor schedule, form or report) under the Exchange Act, and (iii) otherwise comply with all Federal and state securities laws so as to permit the rights and obligations under paragraphs 7(A) or 7(B) to be exercised in the time and in the manner specified in paragraphs 7(A) or 7(B) (to the extent that such time and manner so specified comply with such laws then in effect).

                  (G) Repayment to the Company. The Trustee and the Paying Agent shall return to the Company any cash that remains unclaimed, together with Interest or dividends, if any, thereon (subject to the provisions of Article 10 of the Indenture) held by them for the payment of the Purchase Price or Fundamental Change Purchase Price, as the case may be; provided, however, that to the extent that the aggregate amount of cash deposited by the Company pursuant to paragraph 7(D) exceeds the aggregate Purchase

Price or Fundamental Change Purchase Price, as the case may be, of the Debentures or portions thereof which the Company is obligated to purchase as of the Purchase Date or Fundamental Change Purchase Date, as the case may be, then, unless otherwise agreed in writing with the Company, promptly after the Business Day following the Purchase Date or Fundamental Change Purchase Date, as the case may be, the Trustee shall return any such excess to the Company together with Interest, if any, thereon (subject to the provisions of Section 606 of the Indenture).

         (8) The Debentures shall initially be issued in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof.

         (9) The Paying Agent, Conversion Agent, Security Registrar and Calculation Agent will initially be the Trustee. J.P. Morgan Trust Company, National Association, shall be the Trustee with respect to the Debentures.

         (10) The Debentures shall be payable on the Stated Maturity in an amount equal to the principal amount thereof plus unpaid Interest accrued to, but not including, such Stated Maturity.

         (11) Payments of the principal and Interest shall be made in United States Dollars, and the Debentures shall be denominated in United States Dollars.

         (12) Except as set forth in the Indenture and this Officers' Certificate, the amount of payments of principal of or Interest on the Debentures is not to be determined with reference to an index, formula or other method.

         (13) Whether the principal of or interest on the Notes is to be payable, at the election of the Company or a Holder thereof, in one or more Currencies other than that in which the Notes are denominated or stated to be payable: Not applicable.

         (14) Except as set forth in the Indenture and this Officers' Certificate, there are no provisions granting special rights to the Holders of Debentures.

         (15) (A) Events of Default. Each of the following shall constitute an Event of Default with respect to the Debentures:

                  (a) the Company fails to convert any portion of the principal amount of any Debenture into Common Stock or cash in lieu thereof for ten (10) days following the exercise by the Holder of the right to convert such Debenture into Common Stock pursuant to and in accordance with paragraph 23 hereof;

                  (b) the Company defaults in its obligation to purchase any Debenture, or any portion thereof, upon the exercise by the Holder of such Holder's right to require the Company to purchase such Debenture pursuant to and in accordance with paragraph 7(A) or 7(B) hereof;

                  (c) the Company defaults in its obligation to redeem any Debenture, or any portion thereof, called for redemption by the Company pursuant to and in accordance with paragraph 6(A) hereof;

                  (d) the Company defaults in the payment of the principal amount of any Debenture when the same becomes due and payable at its Stated Maturity;

                  (e) the Company defaults in the payment of any Interest on the Debentures when due and payable, and continuance of such default for a period of 30 days;

                  (f) the Company fails to comply with any of its agreements or covenants in the Debentures or the Indenture (other than those referred to in clause (a) through clause (e) above) and such failure continues for 60 days after receipt by the Company of a Notice of Default;

                  (g) a failure to pay when due at maturity or a default, event of default or other similar condition or event (however described) that results in the acceleration of maturity of any indebtedness for borrowed money of the Company or any Designated Subsidiary in an aggregate amount of $35.0 million or more, unless the acceleration is rescinded, stayed or annulled within 30 days after written notice of default is given to the Company by the Trustee or Holders of not less than 25% in aggregate principal amount of the Debentures then outstanding;

                  (h) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company or any of its Designated Subsidiaries or any group of two or more Subsidiaries that, taken as a whole, would constitute a Designated Subsidiary, in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company or any of its Designated Subsidiaries or any group of two or more Subsidiaries that, taken as a whole, would constitute a Designated Subsidiary, a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any of its Designated Subsidiaries or any group of two or more Subsidiaries that, taken as a whole, would constitute a Designated Subsidiary, under any applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; and

                  (i) the commencement by the Company or any of its Designated Subsidiaries or any group of two or more Subsidiaries that, taken as a whole, would constitute a Designated Subsidiary, of a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company or any of its Designated Subsidiaries or any group of two or more Subsidiaries that, taken as a whole, would constitute a Designated Subsidiary, to the entry of a decree or order for relief in respect of the Company or any of its Designated Subsidiaries or any group of two or more Subsidiaries that, taken as a whole, would constitute a Designated Subsidiary, in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company, or the filing by the Company or any of its Designated Subsidiaries or any group of two or more Subsidiaries that, taken as a whole, would constitute a Designated Subsidiary, of a petition or answer or consent seeking reorganization or relief under any applicable law, or the consent by the Company to the filing of such petition or to the appointment of or the taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or the making by the Company or any of its Designated Subsidiaries or any group of two or more Subsidiaries that, taken as a whole, would constitute a Designated Subsidiary, of an assignment for the benefit of creditors, or the admission by the Company or any of its Designated Subsidiaries or any group of two or more Subsidiaries that, taken as a whole, would constitute a Designated Subsidiary, in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any of its Subsidiaries that is a Designated Subsidiary or any group of two or more Subsidiaries that, taken as a whole, would constitute a Designated Subsidiary, expressly in furtherance of any such action.

                  For the avoidance of doubt, clause (f) above shall not constitute an Event of Default until the Trustee notifies the Company, or the Holders of at least 25% in aggregate principal amount of the Debentures at the time outstanding notify the Company and the Trustee, of such default and the Company does not cure such default (and such default is not waived) within the time specified in clause (f) above after actual receipt of such notice. Any such notice must specify the default, demand that it be remedied and state that such notice is a "NOTICE OF DEFAULT."

                  The Trustee shall, within 90 days of the occurrence of an Event of Default, give to the Holders of the Debentures notice of all uncured Events of Defaults known to it and written notice of any event which with the giving of notice or the lapse of time, or both, would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto; provided, however, the Trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such Holders, except in the case of an Event of Default specified in clauses (a) through (e) of this paragraph 15(A).

                  The Company shall furnish annually to the Trustee a statement as to the fulfillment of the Company's obligation under the Indenture.

                  The Events of Default specified in Section 501 of the Indenture shall not apply to the Debentures.

                  (B) Acceleration. If an Event of Default (other than an Event of Default specified in paragraph 15(A)(h) or 15(A)(i)) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Debentures at the time outstanding by notice to the Company and the Trustee, may declare the principal amount of the Debentures and any accrued and unpaid Interest, if any, on all the Debentures to be immediately due and payable. Upon such a declaration, such accelerated amount shall be due and payable immediately. If an Event of Default specified in paragraph 15(A)(h) or 15(A)(i) occurs and is continuing, the principal amount of the Debentures and any accrued and unpaid Interest, if any, on all the Debentures shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in aggregate principal amount of the Debentures at the time outstanding, by notice to the Trustee (and without notice to any other Holder) may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of the principal amount of the Debentures and any accrued and unpaid Interest, if any, that have become due solely as a result of acceleration and if all amounts due to the Trustee under Section 606 of the Indenture have been paid. No such rescission shall affect any subsequent Event of Default or impair any right consequent thereto.

         (16) The Debentures shall initially be issued in the form of one or more Global Debentures. The Company initially appoints The Depository Trust Company ("DTC") to act as the depositary. The Debentures shall be registered in the name of Cede & Co., as nominee of DTC, and deposited with the Trustee as custodian for DTC. The Company shall issue the Debentures in the form of Certificated Debentures if DTC notifies the Company that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by the Company within 90 days. In addition, beneficial interests in a Global Debenture may be exchanged for Certificated Debenture upon request by or on behalf of DTC and in accordance with Section 305 of the Indenture. The Company may determine at any time and in its sole discretion that Debentures shall no longer be represented by Global Debentures, in which case the Company will issue Certificated Debentures in exchange for the Global Debentures.

         (17) The date as of which any Bearer Securities of the series and any temporary global Security representing Outstanding Securities of the series shall be dated if other than the date of original issuance of the first Security of the series to be issued: Not applicable.

         (18) (A) The Person to whom any interest on any Registered Security of the series shall be payable, if other than the Person in whose name such Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest: Not applicable.

                  (B) The manner in which, or the Person to whom, any interest on any Bearer Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature: Not applicable.

                  (C) The extent to which, or the manner in which, any interest payable on a temporary global Security on an Interest Payment Date will be paid if other than in the manner provided in Section 304 of the Indenture: Not applicable.

         (19) The defeasance and discharge provisions of Sections 1402 and 1403 of the Indenture are fully applicable to the Debentures. There are no provisions in modification of, in addition to or in lieu of any of the provisions of
Article 14 of the Indenture.

         (20) The Debentures shall not be issuable in definitive form except under the circumstances described in paragraph 16 hereof and Article 2 of the Indenture.

         (21) The Company will not pay additional amounts as contemplated by
Section 1004 of the Indenture on the Debentures to any Holder who is not a United States person (including any modification to the definition of such term) in respect of any tax, assessment or governmental charge.

         (22) The designation of the initial Exchange Rate Agent: Not applicable.

         (23) Conversion:

                  (A) Right to Convert. (a) Subject to and upon compliance with the provisions of this paragraph 23, a Holder of any Debentures shall have the right, at such Holder's option, to convert the principal amount of the Debentures, or any portion of such principal amount which is a multiple of $1,000, at any time prior to the close of business on the Stated Maturity into fully paid and nonassessable shares of Common Stock (as such shares shall then be constituted) at the Conversion Rate in effect at such time, by surrender of the Debentures so to be converted in whole or in part, together with any required funds, only under the circumstances described in this paragraph 23(A) and in the manner provided in paragraph 23(B).

         Notwithstanding any other provision of the Debentures or the Indenture, all Holders' rights with respect to conversion of the Debentures and the Company's obligation (the "CONVERSION OBLIGATION"), are subject, in their entirety, to the Company's right, in its sole and absolute discretion, to elect to satisfy such Conversion Obligation in any manner permitted pursuant to paragraph 23(C).

         (b) Debentures may be surrendered for conversion into shares of Common Stock in integral multiples of $1,000 principal amount during any fiscal quarter of the Company (and only during such fiscal quarter), if the Closing Price of the Common Stock for at least 20 Trading Days in the 30 consecutive Trading Day period ending on the last Trading Day of the previous fiscal quarter is greater than 135% of the Conversion Price in effect on that 30th Trading Day.

         (c) A Holder may surrender any of its Debentures for conversion into shares of Common Stock during the five Business Days immediately following any five consecutive Trading Day period in which the average Trading Price per Debenture over such period is less than 98% of the average Conversion Value per Debenture during the period; provided that such Holder may not convert its Debentures pursuant to this paragraph 23(A)(c) on or after March 15, 2029 if on any Trading Day during such period the Closing Price of the Common Stock is greater than or equal to the then current Conversion Price and less than or equal to 135% of the then current Conversion Price.

         (d) Any Debentures called for redemption under paragraph 6 hereof may be surrendered for conversion into shares of Common Stock in integral multiples of $1,000 principal amount at any time prior to the close of business on the Business Day immediately preceding the Redemption Date, even if the Debentures are not otherwise convertible at such time.

         (e) Debentures may be surrendered for conversion into shares of Common Stock in integral multiples of $1,000 principal amount:

                           (1) if the Company elects to distribute to all holders of Common Stock:

                                    (a)      rights or warrants entitling them
                           to purchase, for a period expiring within 60 days of the date of such distribution, shares of Common Stock at a price per share less than the Closing Price of the Common Stock on the record date for such distribution; or

                                    (b)      assets, debt securities or rights
                           to purchase the Company's securities, which distribution has a per share value as determined by the Board of Directors exceeding 10% of the Closing Price of the Common Stock on the Trading Day immediately preceding the declaration date for such distribution beginning on the date that the Company gives notice to the Holders of such right, which shall not be less than 20 Business Days prior to the Ex-Dividend Date for such distribution; Debentures may be surrendered for conversion at any time thereafter until the earlier of the close of business on the Business Day prior to the Ex-Dividend Date or the date the Company announces that such dividend or distribution will not take place; provided that Holders shall not have the right to surrender Debentures for conversion pursuant to this paragraph 23(A)(e)(1) if they will otherwise participate in the distribution described above without first converting Debentures into Common Stock; or

                           (2)      if the Company is a party to a
                  consolidation, merger or binding share exchange or transfer of all or substantially all of the Company's assets pursuant to which shares of Common Stock would be converted into cash or other property (but not securities), at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction (or, if such transaction constitutes a Fundamental Change, until the Business Day immediately proceeding the applicable Fundamental Change Purchase Date) and, at the effective time of the transaction, the right to convert a Debenture into shares of Common Stock shall be changed into a right to convert such Debenture into the kind and amount of cash, securities or other property of the Company or another Person that the Holder would have received if the Holder had converted such Debenture immediately prior to applicable record date for the transaction.

         (f) Upon determination that Holders are or will be entitled to convert the Debentures, the Company shall disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News and publish such information on the Company's website as soon as practicable, and the Company or its designated agents shall promptly deliver to the Trustee and the Conversion Agent written notice thereof. Any notice so given shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice.

                  (B) Conversion Procedure. To convert a Debenture, a Holder must (a) complete and manually sign the Notice of Conversion or a facsimile of the Notice of Conversion on the back of the Debenture (the "NOTICE OF CONVERSION") or a facsimile thereof and have such notice delivered to the Conversion Agent, (b) surrender the Debenture to the Conversion Agent, (c) furnish appropriate endorsements and transfer documents if required by the Security Registrar or the Conversion Agent, (d) if required, pay all transfer or similar taxes and (e) if required, pay funds equal to the Interest payable on the next Interest Payment Date. To convert a beneficial interest in the Debenture, the Holder thereof must comply with clauses (c) through (e) of the preceding sentence and with the DTC's procedures for conversion. The date on which the Holder satisfies all of those requirements is the "CONVERSION DATE."

         The Company will, on the Conversion Settlement Date, (i) pay the cash component (including cash in lieu of any fraction of a share to which such Holder would otherwise be entitled), if any, of the Conversion Settlement Distribution determined pursuant to paragraph 23(C) to the Holder of a Debenture surrendered for conversion, or such Holder's nominee or nominees, and (ii) issue, or cause to be issued, and deliver to the Conversion Agent or to such Holder, or such Holder's nominee or nominees, certificates for the number of full shares of Common Stock, if any, to which such Holder shall be entitled as part of such Conversion Settlement Distribution (in the case of Debentures held in book-entry form with the DTC, shares shall be delivered in accordance with the DTC's customary procedures).

         The Person in whose name the Common Stock certificate is registered shall be deemed to be a shareholder of record at the close of business on the applicable Conversion Settlement Date; provided however, that if any such date is a date when the stock transfer books of the Company are closed, such Person shall be deemed a shareholder of record as of the next date on which the stock transfer books of the Company are open.

         No payment or adjustment shall be made for dividends on, or other distributions with respect to, any Common Stock except as provided in this paragraph 23. On conversion of a Debenture, any accrued and unpaid interest with respect to such Debenture that is attributable to the period from the Issue Date to the Conversion Date shall not be cancelled, extinguished or forfeited but rather shall be deemed paid in full to the Holder of such Debenture through the delivery of the Common Stock (together with the cash payment, if any, in lieu of fractional shares), or cash or a combination of cash and Common Stock in lieu thereof, in exchange for the Debenture being converted pursuant to the provisions hereof, and the fair market value of the Common Stock (together with the cash payment, if any, in lieu of fractional shares), or cash or a combination of cash and Common Stock in lieu thereof, shall be treated as issued, to the extent thereof, first in exchange for any accrued and unpaid interest attributable to the period from the Issue Date to the Conversion Date, and the balance, if any, of such fair market value shall be treated as issued in exchange for the principal amount of the Debenture being converted pursuant to the provisions hereof. Notwithstanding the preceding sentence, on conversion of a Debenture during the period from the close of business on any Regular Record Date immediately preceding any Interest Payment Date to the close of business on the Business Day immediately preceding such Interest Payment Date, the Holder on such Regular Record Date shall receive the Interest payable on such Interest Payment Date.

         If a Holder converts more than one Debenture at the same time, the number of shares of Common Stock issuable upon the conversion shall be based on the aggregate principal amount of Debentures converted.

         Upon surrender of a Debenture that is converted in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder, a new Debenture equal in principal amount to the principal amount of the unconverted portion of the Debenture surrendered.

         Debentures or portions thereof surrendered for conversion during the period from the close of business on any Regular Record Date immediately preceding any Interest Payment Date to the close of business on the Business Day immediately preceding such Interest Payment Date shall be accompanied by payment to the Company or its order, in New York Clearing House funds or other funds acceptable to the Company, of an amount equal to the Interest payable on such Interest Payment Date with respect to the principal amount of Debentures or portions thereof being surrendered for conversion; provided that no such payment need be made if (1) the Company has specified a Redemption Date that occurs during the period from the close of business on a Regular Record Date to the close of business on the Interest Payment Date to which such Regular Record Date relates, (2) the Company has specified a Fundamental Change Purchase Date during such period or (3) only to the extent of overdue Interest, of any overdue Interest exists on the Conversion Date with respect to the Debentures converted.

         (C) Payment of Cash in Lieu of Common Stock. (a) If a Holder elects to convert all or any portion of a Debenture into shares of Common Stock as set forth in paragraph 23(A) and the Company receives such Holder's Notice of Conversion on or prior to the day that is 20 days prior to the Stated Maturity (the "FINAL NOTICE DATE"), the Company may choose to satisfy all or any portion of the Conversion Obligation in cash. Upon such election, the Company will notify such Holder through the Trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the Conversion Obligation or as a fixed dollar amount) at any time on or before the date that is two Business Days following the receipt of the Notice of Conversion (such period, the "CASH SETTLEMENT NOTICE PERIOD"). If the Company elects to pay cash for any portion of the shares of Common Stock otherwise issuable to the Holder, the Holder may retract the Notice of Conversion at any time during the two Business Day period beginning on the day after the final day of the Cash Settlement Notice Period (the "CONVERSION RETRACTION PERIOD"); no such retraction can be made (and a Notice of Conversion shall be irrevocable) if the Company does not elect to deliver cash in lieu of shares of Common Stock (other than cash in lieu of fractional shares). If the Company elects to satisfy all or a portion of its Conversion Obligations in cash and the Notice of Conversion has not been retracted, then settlement (in cash or a combination of cash and shares) will occur on the third Business Day following the final day of the 20 Trading Day period beginning on the day after the final day of the Conversion Retraction Period (the "CASH SETTLEMENT AVERAGING PERIOD"). If the Company does not elect to satisfy any part of Conversion Obligation in cash, other than cash in lieu of any fractional shares, then delivery of the shares of Common Stock into which the Debentures are converted, and cash in lieu of fractional shares, will occur through the Conversion Agent or DTC, as case may be, as soon as practicable on or after the Conversion Date. With respect to any Notice of Conversion received by the Company prior to the Final Notice Date and not retracted pursuant to this paragraph 23(C)(a), the "CONVERSION SETTLEMENT DISTRIBUTION" for any Debenture subject to such Notice of Conversion shall consist of cash, Common Stock or a combination thereof, as selected by the Company as set forth below:

                           (1) if the Company elects to satisfy the entire Conversion Obligation in shares of Common Stock, the Conversion Settlement Distribution shall be a number of shares of Common Stock equal to (i) the aggregate principal amount of such Debenture to be converted divided by 1,000, multiplied by
                  (ii) the Conversion Rate;

                           (2) if the Company elects to satisfy the entire Conversion Obligation in cash, the Conversion Settlement Distribution shall be cash in amount equal to the product of:

                                    (a)      a number equal to (i) the aggregate
                           principal amount of such Debenture to be converted divided by 1,000, multiplied by (ii) the Conversion Rate, and

                                    (b)      the average Closing Price of the
                           Common Stock during the Cash Settlement Averaging Period; or

                           (3) if the Company elects to satisfy a fixed portion (other than 100%) of the Conversion Obligation in cash, the Conversion Settlement Distribution shall consist of such cash amount ("CASH AMOUNT") and a number of shares of Common Stock, for each $1,000 principal amount of such Debenture, equal to the number of shares of Common Stock calculated in paragraph 23(C)(a)(1) minus the number of shares of Common Stock equal to the sum, for each day of the Cash Settlement Averaging Period, of (x) 5% of the Cash Amount, divided by (y) the Closing Price of the Common Stock (plus cash for any fractional shares pursuant to paragraph 23(D)); provided, however, the number of shares of Common Stock shall not be less than zero.

         (b) At any time on or before any Final Notice Date, the Company will notify the Trustee whether it intends to satisfy all or any portion of the Conversion Obligation with respect to conversions of Debentures for which the Company receives a Notice of Conversion after such Final Notice Date and the dollar amount to be satisfied in cash (which must be expressed either as 100% or as a fixed dollar amount). In such case, the applicable Conversion Settlement Distribution will be computed in the same manner as set forth in clause (a) above except that the Cash Settlement Averaging Period shall be the 20 Trading Days beginning on the Trading Day following the Company's receipt of the Notice of Conversion (or in the event the Company receives a Notice of Conversion on the Business Day prior to the Stated Maturity, the 20 Trading Day period beginning on the Trading Day after the Stated Maturity). Settlement (in cash or a combination of cash and shares) will occur on the Business Day following the final day of such Cash Settlement Averaging Period.

         (c) Notwithstanding anything to the contrary in the Indenture, at any time prior to Stated Maturity, the Company may irrevocably elect, in its sole discretion without the consent of the Holders of the Debentures, by notice to the Trustee and the Holders of the Debentures, to satisfy its Conversion Obligation for all Debentures for conversion after the date of such election (the "ELECTION DATE") by paying in cash up to 100% of the principal amount of the Debentures so converted. After making such an election, the Company shall satisfy the remainder of the Conversion Obligation in Common Stock, to the extent the Conversion Obligation exceeds such principal amount. In the event that the Company receives a Notice of Conversion after the Election Date: the Notice of Conversion will not be retractable; the Cash Settlement Averaging Period shall be the 20 Trading Day period beginning on the day after the Company's receipt of the Notice of Conversion; and the Conversion Settlement Distribution for each $1,000 principal amount of the Debentures shall consist of
(i) such cash amount (the "ELECTION AMOUNT") equal to the applicable Conversion Rate multiplied by the average Closing Price of Common Stock during the Cash Settlement Averaging Period (provided, however, that the Election Amount will not be more than 100% of the principal amount of a Debenture) and (ii) a number of shares of Common Stock equal to the number of shares of Common Stock calculated in paragraph 23(C)(a)(1) minus the number of shares of Common Stock equal to the sum, for each day of the Cash Settlement Averaging Period, of (x) 5% of the Election Amount divided by (y) the Closing Price of the Common Stock (plus cash for any fractional shares pursuant to paragraph 23(D)); provided, however, the number of shares of Common Stock shall not be less than zero.

                  (D) Fractional Shares. The Company shall not issue a fractional share of Common Stock upon conversion of a Debenture. Instead, the Company will deliver cash for the current market value of the fractional share. The current market value of a fractional share of Common Stock shall be determined, to the nearest 1/1,000th of a share, by multiplying the Closing Price of a full share of Common Stock on the Trading Day immediately preceding the Conversion Date by the fractional amount and rounding the product to the nearest whole cent.

                  (E) Taxes on Conversion. If a Holder converts a Debenture, the Company shall pay any documentary, stamp or similar issue or transfer taxes due on the issue of shares of Common Stock upon such conversion. However, the Holder shall pay any such tax which is due because the Holder requests the shares to be issued in a name other than the Holder's name. The Conversion Agent may refuse to deliver the certificate representing the Common Stock being issued in a name other than the Holder's name until the Conversion Agent receives a sum sufficient to pay any tax which will be due because the shares are to be issued in a name other than the Holder's name or evidence satisfactory to the Conversion Agent and the Company that such tax has been paid. Nothing herein shall preclude any tax withholding required by law or regulation.

                  (F) Reservation of Shares, Shares to be Fully Paid; Compliance with Governmental Requirements; Listing of Common Stock. (a) The Company shall provide, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for the conversion of the Debentures from time to time as such Debentures are presented for conversion.

         (b) Before taking any action which would cause an adjustment increasing the Conversion Rate to an amount that would cause the Conversion Price to be reduced below the then par value, if any, of the shares of Common Stock issuable upon conversion of the Debentures, the Company will take all corporate action, if any, which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue shares of such Common Stock at such adjusted Conversion Rate.

         (c) (i) The Company covenants that all shares of Common Stock which may be issued upon conversion of Debentures will upon issue be fully paid and nonassessable by the Company and, subject to the provisions of paragraph 23(E), free from all taxes, liens and charges with respect to the issue thereof. (ii) The Company covenants that, if any shares of Common Stock to be provided for the purpose of conversion of Debentures hereunder require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued upon conversion, the Company will in good faith and expeditiously, to the extent then permitted by the rules and interpretations of the Commission (or any successor thereto), endeavor to secure such registration or approval, as the case may be.

         (d) The Company further covenants that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Company will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common

Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Debenture; provided, however, that, if the rules of such exchange or automated quotation system permit the Company to defer the listing of such Common Stock until the first conversion of the Debentures into Common Stock in accordance with the provisions of the Indenture, the Company covenants to list such Common Stock issuable upon conversion of the Debentures in accordance with the requirements of such exchange or automated quotation system at such time.

                  (G) Conversion Rate Adjustment. The Conversion Rate shall be adjusted from time to time by the Company as follows:

         (a) In case the Company shall hereafter pay a dividend or make a distribution to all holders of the outstanding Common Stock in shares of Common Stock, the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect at the opening of business on the date following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution by a fraction, (i) the numerator of which shall be the sum of the number of shares of Common Stock outstanding at the close of business on the date fixed for the determination of shareholders entitled to receive such dividend or other distribution plus the total number of shares of Common Stock constituting such dividend or other distribution; and (ii) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination. If any dividend or distribution of the type described in this paragraph 23(G)(a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

         (b) In case the Company shall issue rights or warrants to all holders of its outstanding shares of Common Stock entitling them (for a period expiring within sixty (60) days after the date fixed for determination of shareholders entitled to receive such rights or warrants) to subscribe for or purchase shares of Common Stock at a price per share less than the Closing Price on the record date for the distribution, the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the date fixed for determination of shareholders entitled to receive such rights or warrants by a fraction, (i) the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for determination of shareholders entitled to receive such rights or warrants plus the total number of additional shares of Common Stock offered for subscription or purchase; and (ii) the denominator of which shall be the sum of the number of shares of Common Stock outstanding at the close of business on the record date fixed for determination of shareholders entitled to receive such rights or warrants plus the number of shares that the aggregate offering price of the total number of shares so offered would purchase at a price equal to the Closing Price as of the date immediately preceding the record date fixed for determination of shareholders entitled to receive such rights or warrants.

         Such adjustment shall be successively made whenever any such rights or warrants are issued, and shall become effective immediately after the opening of business on the day following the date fixed for determination of shareholders entitled to receive such rights or warrants. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights or warrants are not so issued, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such date fixed for the determination of shareholders entitled to receive such rights or warrants had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at a price less than the Closing Price on the record date for the distribution, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

         (c) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

         (d) (A) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock shares of any class of capital stock, evidences of indebtedness or assets, including securities, but excluding (x) any dividend or distribution or issuance referred to in paragraph 23(G)(a) or (b) and (y) any dividend or distribution paid exclusively in cash (any of the foregoing hereinafter in this paragraph 23(G)(d) called the "DISTRIBUTED ASSETS OR SECURITIES"), then, in each such case, the Conversion Rate shall be increased so that the same shall be equal to the rate determined by multiplying the Conversion Rate in effect on the Regular Record Date with respect to such distribution by a fraction, (i) the numerator of which shall be the Current Market Price on such Regular Record Date; and (ii) the denominator of which shall be the Current Market Price on such Regular Record Date less the Fair Market Value (as determined by the Board of Directors, whose determination shall be conclusive, and described in a resolution of the Board of Directors) on the Regular Record Date of the portion of the Distributed Assets or Securities so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following such Regular Record Date. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. If the Board of Directors determines the Fair Market Value of any distribution for purposes of this paragraph 23(G)(d) by reference to the actual or when issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price on the applicable Regular Record Date.

         Rights or warrants distributed by the Company to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Company's capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events ("TRIGGER EVENT"): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this paragraph 23(G) (and no adjustment to the Conversion Rate under this paragraph 23(G) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this paragraph 23(G)(d). If any such right or warrant, including any such existing rights or warrants distributed prior to the date of the Indenture, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this paragraph 23(G) was made, (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise thereof, the Conversion Rate shall be readjusted as if such expired or terminated rights and warrants had not been issued.

         For purposes of this paragraph 23(G)(d) and paragraph 23(G)(a) and (b), any dividend or distribution to which this paragraph 23(G)(d) is applicable that also includes shares of Common Stock, or rights or warrants to subscribe for or purchase shares of Common Stock described in paragraph 23(G)(b) (or both), shall be deemed instead to be (1) a dividend or distribution of the evidences of assets, debt securities or shares of capital stock other than such shares of Common Stock or rights or warrants (and any Conversion Rate adjustment required by this paragraph 23(G)(d) with respect to such dividend or distribution shall then be made) immediately followed by (2) a dividend or distribution of such shares of Common Stock or such rights or warrants (and any further Conversion Rate adjustment required by paragraphs 23(G)(a) and (b) with respect to such dividend or distribution shall then be made), except (A) the Regular Record Date of such dividend or distribution shall be substituted as "the date fixed for the determination of shareholders entitled to receive such dividend or other distribution", "the date fixed for the determination of shareholders entitled to receive such rights or warrants" and "the date fixed for such determination" within the meaning of paragraph 23(G)(a) and (b) and (B) any shares of Common Stock included in such dividend or distribution shall not be deemed "outstanding at the close of business on the date fixed for such determination" within the meaning of paragraph 23(G)(a).

         (B) If the Company pays a dividend or makes a distribution to all holders of its Common Stock consisting of capital stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Company, the Conversion Rate shall be increased so that the same shall be equal to the rate determined by multiplying the Conversion Rate in effect immediately prior to the close of business on the Regular Record Date with respect to such distribution by a fraction, (i) the numerator of which shall be the sum of (A) the average of the Closing Prices of the Common Stock for the ten (10) Trading Days commencing on and including the fifth Trading Day after the date on which "ex-dividend trading" commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market which such securities are then listed or quoted (the "EX-DIVIDEND TIME") plus (B) the fair market value of the securities distributed in respect of each share of Common Stock for which this Section applies (which shall equal the number of securities distributed in respect of each share of Common Stock multiplied by the average of the Closing Prices of those securities distributed for the ten (10) Trading Days commencing on and including the fifth Trading Day after the Ex-Dividend Time); and (ii) the denominator of which shall be the average of the Closing Prices of the Common Stock for the ten (10) Trading Days commencing on and including the fifth Trading Day after the Ex-Dividend Time, such adjustment to become effective immediately prior to the opening of business on the day following the fifteenth (15th) Trading Day after the Ex-Dividend Time. As used in this paragraph 23(G)(d)(B), the "CLOSING PRICE" for any securities distributed with respect to the Common Stock shall be determined in the same manner (to the extent possible) as set forth in the definition of "Closing Price" except that references to the term "Common Stock" in such definition shall be replaced with "the distributed securities referred to in paragraph 23(G)(d)(B)". In any case in which this paragraph 23(G)(d)(B) is applicable, paragraphs 23(G)(a), (b) and (d)(A) shall not be applicable.

         (e) In case the Company shall, by dividend or otherwise, make distributions consisting exclusively of cash to all holders of its Common Stock, then, in each such case, the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the close of business on the record date by a fraction, (i) the numerator of which shall be the Current Market Price on such record date; and (ii) the denominator of which shall be the Current Market Price on such record date minus the amount of cash so distributed applicable to one share of Common Stock, such adjustment to be effective immediately prior to the opening of business on the day following the record date; provided that if the portion of the cash so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price on the record date, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive upon conversion the amount of cash such holder would have received had such holder converted each Debenture on the Regular Record Date. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

         (f) In case a tender or exchange offer made by the Company or any Subsidiary for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended upon the expiration thereof) shall require the payment to shareholders of consideration per share of Common Stock having a Fair Market Value (as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) that as of the last time (the "EXPIRATION TIME") tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) exceeds the Closing Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time, the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the Expiration Time by a fraction, (i) the numerator of which shall be the sum of (x) the Fair Market Value (determined as aforesaid) of the aggregate consideration payable to shareholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted up to any such maximum, being referred to as the "PURCHASED SHARES") and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Expiration Time and the Closing Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time; and (ii) the denominator of which shall be the product of the number of shares of Common Stock outstanding (including any Purchased Shares) at the Expiration Time and the Closing Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time, such adjustment to become effective immediately prior to the opening of business on the day following the Expiration Time. If the Company is required to purchase shares pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made.

         (g) In any case in which this paragraph 23(G) shall require that an adjustment be made immediately following a record date established for purposes of paragraph 23(G), the Company may elect to defer (but only until five Business Days following the filing by the Company with the Trustee of the certificate described in paragraph 23(G)) issuing to the holder of any Debenture converted after such record date the shares of Common Stock and other Capital Stock of the Company issuable upon such conversion over and above the shares of Common Stock and other Capital Stock of the Company issuable upon such conversion only on the basis of the Conversion Price prior to adjustment; and, in lieu of the shares the issuance of which is so deferred, the Company shall issue or cause its transfer agents to issue due bills or other appropriate evidence of the right to receive such shares. In the event of paragraph 23(G)(e) or 23(G)(f), in no event will the

Conversion Rate exceed 44.6229 shares of Common Stock per $1,000 principal amount of the Debentures, subject to adjustment from paragraph 23(G)(a) through paragraph 23(G) (d).

         For purposes of this paragraph 23(G), the following terms shall have the meaning indicated:

                           (1) "REGULAR RECORD DATE" shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

         (h) The Company may make such increases in the Conversion Rate in addition to those required by paragraph 23(G)(a), (b), (c), (d), (e) or (f) as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

         To the extent permitted by applicable law, the Company from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least twenty (20) days, the increase is irrevocable during the period and the Board of Directors shall have made a determination that such increase would be in the best interests of the Company, which determination shall be conclusive. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Company shall mail to Holders a notice of the increase at least fifteen (15) days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

         (i) No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in such rate; provided that any adjustments that by reason of this paragraph 23(G)(i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 23 shall be made by the Company and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000) of a share, as the case may be. To the extent the Debentures become convertible into cash, assets or property, subject to paragraph 23(J), no adjustment need be made thereafter as to the cash, assets or property. Interest will not accrue on any cash into which the Debentures are convertible.

         (j) Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly file with the Trustee and any Conversion Agent other than the Trustee an Officers' Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Trust

Officer of the Trustee or an officer of the Conversion Agent shall have received such Officers' Certificate, the Trustee or Conversion Agent, as the case may be, shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News and publish such information on the Company's website setting forth the adjusted Conversion Rate, the date on which each adjustment becomes effective, and a brief statement of the facts requiring such adjustment.

         (k) In any case in which this paragraph 23(G) provides that an adjustment shall become effective immediately after (1) a record date or Regular Record Date for an event, (2) the date fixed for the determination of shareholders entitled to receive a dividend or distribution pursuant to paragraph 23(G)(a), (3) a date fixed for the determination of shareholders entitled to receive rights or warrants pursuant to paragraph 23(G)(b), or (4) the Expiration Time for any tender or exchange offer pursuant to paragraph 23(G)(f) (each a "DETERMINATION DATE"), the Company may elect to defer until the occurrence of the applicable Adjustment Event (as hereinafter defined) (x) issuing to the holder of any Debenture converted after such Determination Date and before the occurrence of such Adjustment Event, the additional shares of Common Stock or other securities issuable upon such conversion, or cash in lieu thereof, by reason of the adjustment required by such Adjustment Event over and above the Common Stock issuable upon such conversion, or cash in lieu thereof, before giving effect to such adjustment and (y) paying to such holder any amount in cash in lieu of any fraction pursuant to paragraph 23(D).

         For purposes of this paragraph 23(G)(k), the term "ADJUSTMENT EVENT" shall mean: (i) in any case referred to in clause (1) hereof, the occurrence of such event, (ii) in any case referred to in clause (2) hereof, the date any such dividend or distribution is paid or made, (iii) in any case referred to in clause (3) hereof, the date of expiration of such rights or warrants, and (iv) in any case referred to in clause (4) hereof, the date a sale or exchange of Common Stock pursuant to such tender or exchange offer is consummated and becomes irrevocable.

         (m) For purposes of this paragraph 23(G), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company, unless such treasury shares participate in any distribution or dividend that requires an adjustment pursuant to this paragraph 23(G), but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

                  (H) When No Adjustment Required. No adjustment to the Conversion Rate need be made: (a) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under any plan;

         (b) upon the issuance of any shares of Common Stock or options or rights to purchase or acquire those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries;

         (c) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security not described in paragraph (b) above and outstanding as of the date of this Officer's Certificate;

         (d) for a change in the par value or no par value of the Common Stock;

         (e) for accrued and unpaid Interest; or

         (f) for any transaction which Holders are to participate on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of shares of Common Stock participate in the transaction. Such participation by Holders may include participation upon conversion provided that an adjustment shall be made at such time as the Holders are no longer entitled to participate.

                  (I) Notice of Certain Transactions. In the event that: (i) the Company takes any action that requires a supplemental indenture pursuant to paragraph 23(J); or (ii) there is a dissolution or liquidation of the Company; the Company shall mail to Holders and file with the Trustee a notice stating the proposed record or effective date, as the case may be. The Company shall mail the notice at least fifteen days before such date. Failure to mail such notice or any defect therein shall not affect the legality or validity of any transaction referred to in clause (i) or (ii) of this paragraph 23(I).

                  (J) Effect of Reclassification, Consolidation, Merger or Sale on Conversion Privilege. If any of the following events occur, namely (i) any reclassification (other than a reclassification the sole effect of which is to change the par value of the Common Stock) or change of the outstanding shares of Common Stock (other than a subdivision or combination to which paragraph 23(G)(c) applies), (ii) any consolidation, merger, binding share exchange or combination of the Company with another Person as a result of which holders of Common Stock shall be entitled to receive cash or other assets or property (but not securities) with respect to or in exchange for such Common Stock, or (iii) any sale or transfer of all or substantially all of the properties and assets of the Company to any other Person as a result of which holders of Common Stock shall be entitled to receive cash or other assets or property (but not securities) with respect to or in exchange for such Common Stock, then the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of such supplemental indenture) providing that each Debenture shall be convertible into cash or other assets or property (but not securities) receivable upon such reclassification, change, consolidation, merger, binding share exchange, combination, sale or transfer by a holder of a number of shares of Common Stock issuable upon conversion of such Debentures (assuming, for such purposes, a sufficient number of authorized shares of Common Stock are available to convert all such Debentures) immediately prior to such reclassification, change, consolidation, merger, combination, binding share exchange, sale or transfer assuming such holder of Common Stock did not exercise his rights of election, if any, as to the cash or other assets or property (but not securities) receivable upon such reclassification, change, consolidation, merger, binding share exchange, combination, sale or transfer (provided that, if the cash or other assets or property (but not securities) receivable upon such reclassification, change, consolidation, merger, combination, sale or transfer is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised ("NON-ELECTING SHARE"), then for the purposes of this paragraph 23(J) the cash or other assets or property (but not securities) receivable upon such reclassification, change, consolidation, merger, binding share exchange, combination, sale or transfer for each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). Such supplemental indenture shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this paragraph 23. The Company shall cause notice of the execution of such supplemental indenture to be mailed to each Holder of Debentures, at its address appearing on the Security Register, within twenty (20) days after execution thereof and shall issue a press release containing such information and publish such information on its website on the World Wide Web. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.

         The above provisions of this paragraph 23(J) shall similarly apply to successive reclassifications, changes, consolidations, mergers, binding share exchanges, combinations, sales and transfers.

         If this paragraph 23(J) applies to any event or occurrence, paragraph 23(G) shall not apply.

                  (K) Trustee's Disclaimer. The Trustee shall have no duty to determine when an adjustment under this paragraph 23 should be made, how it should be made or what such adjustment should be, but may accept as conclusive evidence of that fact or the correctness of any such adjustment, and shall be protected in relying upon, an Officers' Certificate including the Officers' Certificate with respect thereto which the Company is obligated to file with the Trustee pursuant to paragraph 23(G)(j). The Trustee makes no representation as to the validity or value of any securities or assets issued upon conversion of Debentures, and the Trustee shall not be responsible for the Company's failure to comply with any provisions of this paragraph 23.

         The Trustee shall not be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture executed pursuant to paragraph 23(J), but may accept as conclusive evidence of the correctness thereof, and shall be fully protected in relying upon, the Officers' Certificate with respect thereto which the Company is obligated to file with the Trustee pursuant to paragraph 23(G)(j).

                  (L) Rights Issued in Respect of Common Stock Issued upon Conversion. Each share of Common Stock issued upon conversion of Debentures pursuant to this paragraph 23 shall be entitled to receive the appropriate number of common stock or preferred stock purchase rights, as the case may be (the "RIGHTS"), if any, that shares of Common Stock are entitled to receive and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any shareholder rights agreement adopted by the Company, as the same may be amended from time to time (in each case, a "RIGHTS AGREEMENT"). Provided that such Rights Agreement requires that each share of Common Stock issued upon conversion of Debentures at any time prior to the distribution of separate certificates representing the Rights be entitled to receive such Rights, then, notwithstanding anything else to the contrary in this paragraph 23, there shall not be any adjustment to the conversion privilege or Conversion Rate as a result of the issuance of Rights, but an adjustment to the Conversion Rate shall be made pursuant to paragraph 23(G)(d) upon the separation of the Rights from the Common Stock. The Conversion Rate shall be readjusted in the event of the expiration, termination or redemption of the Rights prior to conversion of Debentures.

                  (M) Company Determination Final. Any determination that the Company or the Board of Directors must make pursuant to this paragraph 23 shall be conclusive, absent mathematical error.

         (24) Other Terms and Provisions:

                  (A) Amendments Without Consent of Holders. The Company and the Trustee may amend the Indenture (including the terms set forth in this Officers' Certificate) or the Debentures without the consent of any Holder of each Debenture to:

                  (a) add to the covenants of the Company for the benefit of the Holders of Debentures;

                  (b) surrender any right or power herein conferred upon the Company;

                  (c) provide for conversion rights of Holders of Debentures if any reclassification or change of the Common Stock or any consolidation, merger or sale of all or substantially all of the Company's assets occurs;

                  (d) provide for the assumption of the Company's obligations to the Holders of Debentures in the case of a merger, consolidation, conveyance, transfer or lease or the release of the predecessor;

                  (e) increase the Conversion Rate; provided, however, that such increase in the Conversion Rate shall not adversely affect the interests of the Holders of Debentures (after taking into account tax and other consequences of such increase);

                  (f) comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA;

                  (g) complying with the provisions of DTC or the Trustee with respect to the provisions contained in the Indenture or the Debentures relating to transfers and exchanges of Debentures or beneficial interests therein; and

                  (h) cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein or which is otherwise defective, or to make, add or modify any other provisions with respect to matters or questions arising under the Indenture which the Company may deem necessary or desirable; provided, however, that such action pursuant to this clause (g) does not, in the good faith opinion of the Board of Directors of the Company (as evidenced by a Board Resolution) and the Trustee, adversely affect the interests of the Holders of Debentures in any material respect.

                  (B) Amendments With Consent of Holders. Except as provided below in this paragraph 24(B), the Indenture (including the terms set forth in this Officers' Certificate) or the Debentures may be amended, modified or supplemented, and noncompliance in any particular instance with any provision of the Indenture or the Debentures may be waived, in each case with the written consent of the Holders of at least a majority of the principal amount of the Debentures at the time outstanding. Without the written consent or the affirmative vote of each Holder of Debentures affected thereby, an amendment, supplement or waiver under this paragraph 24(B) may not:

                  (a) change the maturity of any Debenture, or the payment date of any installment of Interest payable on any Debenture;

                  (b) reduce the principal amount of, or the Interest, payable on, or the Redemption Price, Purchase Price or Fundamental Change Purchase Price of, any Debenture;

                  (c) change the currency of any amount owed or owing under the Debentures or any Interest thereon from U.S. Dollars;

                  (d) alter or otherwise modify the rate of Interest on any Debenture, or the manner of calculation thereof, or extend time for payment of any amounts due and payable to the Holders of the Debentures;

                  (e) impair the right of any Holder to institute suit for the enforcement of any payment or with respect to, or conversion of, any Debenture;

                  (f) modify the Company's obligation to maintain an office or agency in New York City;

                  (g) adversely affect the purchase right of the Holders of the Debentures as provided in paragraphs 7 or the right of the Holders of the Debentures to convert any Debenture as provided in paragraph 23, except as otherwise permitted or contemplated by the Indenture;

                  (h) modify the redemption provisions of paragraphs 6 and 7 in a manner adverse to the Holders of the Debentures;

                  (i) modify any of the provisions of this paragraph, or reduce the percentage of the aggregate principal amount of outstanding Debentures required to amend, modify or supplement the Indenture or the Debentures or waive an Event of Default, except to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Debenture affected thereby; or

                  (j) reduce the percentage of the aggregate principal amount of the outstanding Debentures the consent of whose Holders is required for any such supplemental indenture entered into in accordance with this paragraph 24(B) or the consent of whose Holders is required for any waiver provided for in the Indenture.

         It shall not be necessary for the consent of the Holders under this paragraph 24(B) to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof. After an amendment under this paragraph 24(B) becomes effective, the Company shall mail to each Holder a notice briefly describing the amendment. Nothing in this paragraph 24(B) shall impair the ability of the Company and the Trustee to amend the Indenture or the Debentures without the consent of any Holder to provide for the assumption of the Company's obligations to the Holders of Debentures in the case of a merger, consolidation, conveyance, transfer or lease pursuant to
Article 8 of the Indenture.

                  (C) The Company's obligations with respect to the Debentures shall not be subordinated in right of payment to any other obligations of the Company.

                  (D) The Company will be responsible for making or causing to make all calculations called for under the Debentures. These calculations include, but are not limited to, determinations of the market price of the Debentures and the Common Stock, amounts of Contingent Interest payments, if any, on the Debentures and the projected payment schedule. The Company will make these calculations in good faith and, absent manifest error, the calculations will be final and binding on Holders of the Debenture. The Company shall provide or cause to be provided to the Trustee a schedule of its calculations, and the Trustee is entitled to rely upon the accuracy of such calculations without independent verification. The Trustee shall forward the Company's calculations to any Holder of the Debentures upon the request of such Holder.

                  (E) Sections 1006 and 1007 of the Indenture shall not apply to the Debentures.

                  (F) The form of the Debenture attached hereto as Exhibit A is approved.

                  (G) The foregoing form and terms of the Debentures have been established in conformity with the provisions of the Indenture.

                  (H) Each of the undersigned has read the Indenture and the definitions relating thereto and has examined the resolutions referred to in paragraph A above and the Debentures and has made such examination or investigation as is necessary to enable the undersigned to represent as to whether or not all conditions precedent provided in the Indenture relating to the establishment, authentication and delivery of the Debentures have been complied with. On the basis of the foregoing, all such conditions precedent have been complied with.

                  (I) Additional Definitions used herein:

                  (a) "BUSINESS DAY" means any day other than a Saturday, a Sunday, or a day on which banking institutions in New York City or the place of payment are authorized or required by law, regulation or executive order to close.

                  (b) "CALCULATION AGENT" means the Trustee or such other office or any agency designated by the Company as calculation agent.

                  (c) "CERTIFICATED DEBENTURES" means Debentures that are in the form of the Debentures attached hereto as Exhibit A.

                  (d) "CLOSING PRICE" means on any date the closing sale price per share of the Common Stock (or, if no closing sale price is reported, the average of the bid and asked prices or, if there is more than one bid or ask price, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market. The Closing Price will be determined without reference to after hours or extended market trading. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the Closing Price will be the last quoted bid for the Common Stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If the Common Stock is not so quoted, the Closing Price will be the average of the midpoint of the last bid and asked prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

                  (e) "CONTINUING DIRECTOR" means, as of any date of determination, any member of the Board of Directors of the Company who:

                           (1) was a member of the Board of Directors of the Company on the date hereof; or

                           (2) was nominated for election or elected to such Board of Directors as a director with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of the new director's nomination or election.

                  (f) "CONVERSION AGENT" means the Trustee or such other office or any agency designated by the Company where Debentures may be presented for conversion.

                  (g) "CONVERSION PRICE" as of any date means $1,000 divided by the Conversion Rate in effect on such date.

                  (h) "CONVERSION RATE" means 29.5516 shares of Common Stock per $1,000 principal amount of the Debentures, subject to adjustment pursuant to paragraph 23(G).

                  (i) "CONVERSION VALUE" means, on any date of determination, the product of (i) the Closing Price of Common Stock on such date of determination and (ii) the applicable Conversion Rate on such date of determination.

                  (j) "CONVERSION SETTLEMENT DATE" means (i) if the Company elects to satisfy its entire conversion obligation in shares of Common Stock, the third Business Day following the Conversion Date or (ii) if the Company elects to pay cash in lieu of Common Stock pursuant to paragraph 23(C), the third Business Day following the final day of the Cash Settlement Averaging Period.

                  (k) "CURRENT MARKET PRICE" of the Common Stock on any day means the average of the Closing Prices per share of the Common Stock for each of the ten (10) consecutive Trading Days ending on the earlier of the day in question and the day before the Ex-Dividend Date with respect to the issuance or distribution requiring such computation. If another issuance, distribution, subdivision or combination to which paragraph 23(G) applies occurs during the period applicable for calculating "Current Market Price" pursuant to the definition in the preceding paragraph, "Current Market Price" shall be calculated for such period in a manner determined by the Board of Directors to reflect the impact of such issuance, distribution, subdivision or combination on the Closing Price of the Common Stock during such period.

                  (l) "DESIGNATED SUBSIDIARY" means any existing or future, direct or indirect, Subsidiary of the Company whose assets constitute 15% or more of the total assets of the Company on a consolidated basis.

                  (m) "EX-DIVIDEND DATE" means the first date upon which a sale of the Common Stock, carried out in the regular way on the relevant exchange or in the relevant market for the Common Stock, does not automatically transfer the right to receive the relevant dividend or distribution from the seller of the Common Stock to its buyer.

                  (n) "FAIR MARKET VALUE" means the amount which a willing buyer would pay a willing seller in an arm's-length transaction.

                  (o) "FUNDAMENTAL CHANGE" will be deemed to have occurred at such time after the Debentures are originally issued when any of the following events shall occur:

                           (1) the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly through a purchase, merger or other acquisition transaction or series of purchase, merger or other acquisition transactions, of shares of the Capital Stock of the Company entitling that person to exercise 50% or more of the total voting power of all shares of the Capital Stock of the Company entitled to vote generally in elections of directors, other than any acquisition by the Company, any of its Subsidiaries, or any of the employee benefit plans of the Company (except that any of those persons shall be deemed to have beneficial ownership of all securities it has the right to acquire, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition);

                           (2) the first day on which a majority of the members of the board of directors of the Company are not Continuing Directors; or

                           (3) the Company consolidates or merges with or into any other Person, any merger of another Person into the Company, or any conveyance, transfer, sale, lease or other disposition, of all or substantially all of the Company's properties and assets to another Person, other than:

                                    (a) any transaction: (i) that does not
                           result in any reclassification, conversion, exchange or cancellation of outstanding shares of the Company's Capital Stock; or (ii) pursuant to which holders of the Company's Capital Stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of Capital Stock entitled to vote generally in elections of directors of the continuing or surviving Person immediately after giving effect to such issuance; or

                                    (b) any merger, share exchange, transfer of
                           assets or similar transaction solely for the purpose of changing the Company's jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of Common Stock, if at all, solely into shares of common stock, ordinary shares or American Depositary Shares of the surviving Person or a direct or indirect parent of the surviving corporation; or

                           (4) the Common Stock is not listed for trading on a U.S. national security exchange or approved for listing on the Nasdaq National Market.

                  (p) "GLOBAL DEBENTURES" means Debentures that are substantially in the form of the Debentures attached hereto as Exhibit A, and that are registered in the register of Debentures in the name of the DTC or a nominee thereof.

                  (q) "INTEREST" means, when used with reference to the Debentures, any interest payable under the terms of the Debentures, including Contingent Interest, if any.

                  (r) "ISSUE DATE" of any Debentures means the date on which the Debentures were originally issued or deemed issued as set forth on the face of the Debentures.

                  (s) "MARKET PRICE" means, with respect to shares of Common Stock, the average of the Closing Prices of a share of Common Stock for the 10 Trading Days immediately preceding and including the third Business Day prior to the applicable Purchase Date (if the third Business Day prior to the applicable Purchase Date is a Trading Day, or if not, then on the last Trading Day prior to the third Business Day), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the Trading Days during the 10 Trading Day period and ending on the Purchase Date of any event described in paragraph 23(G) and paragraph 23(J).

                  (t) "REDEMPTION DATE" means the date specified in a notice of redemption on which the Debentures may be redeemed in accordance with the terms of the Debentures and the Indenture.

                  (u) "TRADING DAY" means a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a U.S. national or regional securities exchange, on the Nasdaq National Market or, if the Common Stock is not reported by the Nasdaq National Market, on the principal other market on which the Common Stock is then traded.

                  (v) "TRUST OFFICER" means any officer within the corporate trust department of the Trustee including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer's knowledge and familiarity with the particular subject.

                            [signature page follows]

IN WITNESS WHEREOF, the undersigned have hereunto executed this Officers' Certificate as of the 5th day of March, 2004.

                                          AVNET, INC.,
                                          a New York corporation

                                          By: __________________________________
                                          Name:  Raymond Sadowski
                                          Title: Senior Vice President and Chief
                                                 Financial Officer

                                          By: __________________________________
                                          Name:  David R. Birk
                                          Title: Senior Vice President and
                                                 General Counsel